Exhibit 99.1

NEWS	[GRAPHIC APPEARS HERE]

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512
(281) 331-6154

TEAM, INC. COMPLETES PURCHASE OF COOPERHEAT-MQS ASSETS

Updates FY2005 and FY2006 Outlook and Announces Conference Call

ALVIN, TX, August 11, 2004— Team, Inc. (AMEX: TMI) today announced that it has completed its purchase of substantially all of the assets of Cooperheat-MQS, Inc. and its parent company, International Industrial Services, Inc. The purchase price was $35 million in cash plus the assumption of $1.7 million in letters of credit. The entire purchase price was financed through an expanded senior credit facility provided by Team’s primary lender, Bank of America.

“The addition of the Cooperheat-MQS assets and related business is a very significant and exciting step forward for Team,” said Phil Hawk, Team’s Chairman and CEO. “This acquisition extends the company’s overall market leadership in specialty industrial services and provides an even stronger basis for continued organic business growth going forward. Financially, this opportunity is just as exciting. Once Team works through the usual integration issues associated with this type of acquisition, Team expects overall earnings potential of the company to double,” said Hawk.

Cooperheat-MQS is a leading provider of non-destructive testing (NDT) inspection and field heat treating services throughout the U.S. and Canada with projected 2004 revenues are expected to be approximately $80 million. With the addition of these assets, Team becomes one of the largest specialty industrial service companies in North America with annual revenues are expected to be nearly $200 million. Team now is the largest provider of NDT inspection, field heat treating, on-stream leak repair, and fugitive emissions monitoring services along with significant positions in hot tapping, field machining, technical bolting, and field valve repair services.

Team intends to integrate the Cooperheat-MQS assets and associated business activity into Team and then to continue the company’s long-standing focus on significant organic business growth. The company’s goal is to continue its 10%-plus organic business growth by capitalizing on our outstanding service capabilities and the growing customer preferences for consolidating industrial services purchases with fewer, larger service companies, such as Team. Despite the substantial increase in the size of the company following the acquisition, the company believes there is still significant organic growth opportunity for Team. Team’s composite market share is still less than 15% in this highly fragmented industry. Because of the continued inherent operating leverage in this business, Team expects its profit growth to continue to outpace revenue growth.

Because of the significant integration and transition activities and some uncertainty related to the current momentum of the Cooperheat-MQS business after operating under bankruptcy protection since December 31, 2003, Team’s ability to precisely estimate near-term earnings is limited. “While somewhat counterintuitive, we are more confident in our performance estimates for next fiscal year 2006 ending May 31, 2006, when we expect to have completed all of the transition steps and addressed any temporary business losses as a result of the Cooperheat-MQS bankruptcy,” said Phil Hawk. “For FY 2006, we expect total revenues to be approximately $215 million to $230 million with corresponding earnings per share (fully diluted basis) in the $1.25 to $1.40 per share range, representing an approximate doubling of earnings over two years versus actual FY04 earnings of $0.69 per share.”

The company believes the acquisition will also be accretive to earnings in the current fiscal year, but will defer any changes in the current year guidance until the near-term transition plans are fully developed. Team’s earnings guidance for FY05 ending May 31, 2005 remains at $0.84 to $0.90 per share. Regarding Team’s projected earnings for FY05, the company expects these earnings to be more heavily oriented to the company’s second and fourth quarters than in previous years. First quarter results without the effect of the Cooperheat-MQS acquisition are likely to be below prior year results due primarily to reduced turnaround activity driven by extremely high refining margins. These turnaround schedule changes are a timing issue, not a demand reduction issue. Team remains confident in and comfortable with the full year outlook.

The company has scheduled an earnings conference call to discuss the Cooperheat-MQS acquisition tomorrow, August 12th at 11 a.m. Eastern Daylight Time (10 a.m. CDT). The call will be broadcast over the web by Vcall and can be accessed on Team’s website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-877-826-1586 and ask to join the “Team IR” call.

Team is a professional, full-service provider of specialty industrial services. Team’s current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, NDT inspection, field machining, technical bolting, field valve repair and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Headquartered in Alvin, Texas, Team operates in over 40 customer service locations throughout the United States. Team also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. References in this news release to Team include its subsidiaries. Team’s common stock is listed on the American Stock Exchange and trades under the ticker symbol “TMI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company’s customers, regulatory changes and legal proceedings, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154.